Exhibit 5.1

14 June 2017	Our Ref: RDL/AB/144342

Capitol Acquisition Holding Company Ltd. c/o Walkers Corporate Limited Cayman Corporate Centre 27 Hospital Road George Town Grand Cayman KY1-9008 Cayman Islands

Dear Sirs

CAPITOL ACQUISITION HOLDING COMPANY LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of a public offering by Capitol Acquisition Holding Company Ltd. (the "Company"), of certain ordinary shares, par value $0.0001 per share in the capital of the Company (the "Offered Shares"), including certain shares to be issued following the exercise of certain warrants, in each case under the United States Securities Act of 1933, as amended (the "Securities Act") and in each case pursuant to or as more fully described in the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

The Offered Shares, as contemplated by the Registration Statement and the Prospectus, have been duly authorised by all necessary corporate action of the Company and upon the issue of the Offered Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Offered Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and in the manner contemplated by the Registration Statement and the Prospectus (as defined in Schedule 1), the Offered Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

The foregoing opinion is given based on the following assumptions.

WALKERS	Page 2

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents. The Memorandum and Articles of Association will be the memorandum and articles of association of the Company in force on the date of the issuance of the Offered Shares.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.	The Company will receive consideration in money or money’s worth for each Offered Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement and the Prospectus, such price in any event not being less than the stated par or nominal value of each Offered Share.

4.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by issuance and allotment of the Offered Shares and, insofar as any obligation expressed to be incurred under any of the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Prospectus.

Yours faithfully

/s/ WALKERS

WALKERS

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 9 March 2017 and the Amended and Restated Memorandum and Articles of Association, filed as Exhibit 3.1 to the Registration Statement, to be in effect upon the consummation of the sale of the Offered Shares (the "Memorandum and Articles of Association").

2.	Copies of the executed written resolutions of the Directors of the Company approving the offering for sale of the Offered Shares (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

3.	Copies of the following documents (the "Documents"):

(a)	the Registration Statement on Form S-4 (Registration No. 333- 217256) originally filed on April 11, 2017 by the Company with the SEC registering the Offered Shares under the Securities Act (as filed and amended, the "Registration Statement");

(b)	the draft prospectus of the Company (the "Prospectus") to be filed by the Company with the United States Offered Shares Exchange Commission ("SEC") in respect of the initial public offering and sale by the Company of the Offered Shares; and

(c)	such other documents as we have deemed necessary to render the opinions set forth herein.